Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

(1)	Registration Statement (Form S-8 No. 333-217268) pertaining to the Ultra Petroleum Corp. 2017 Stock Incentive Plan,

of our report dated February 22, 2017, except for the portion of DESCRIPTION OF BUSINESS – Chapter 11 Proceedings, Ability to Continue as a Going Concern – Ability to Continue as a Going Concern, as to which the date is November 15, 2017 with respect to the consolidated financial statements of Ultra Petroleum Corp. and subsidiaries for the year ended December 31, 2016, included in this Current Report (Form 8-K) of Ultra Petroleum Corp. filed with the Securities and Exchange Commission on November 15, 2017.

/s/ Ernst & Young, LLP

Houston, Texas

November 15, 2017